Exhibit 99.1

Date: June 20, 2011

Media Contact:

Michael Kinney

732-938-1031

mkinney@njresources.com

Investor Contact:

Dennis Puma

732-938-1229

dpuma@njresources.com

NJR CLEAN ENERGY VENTURES ANNOUNCES 4.7 MEGAWATT SOLAR

PROJECT IN VINELAND, NJ

WALL, NJ – NJR Clean Energy Ventures (NJRCEV), a subsidiary of New Jersey Resources (NYSE: NJR), today announced that it will invest up to $23.7 million to develop, own and operate a 4.7 megawatt, ground-mount solar system in Vineland, NJ. Once complete, the solar installation will provide electricity to the wholesale market through the Vineland Municipal Electric Utility (VMEU).

“Our latest commercial solar project will incorporate the use of a single axis tracking system,” said Laurence M. Downes, chairman and CEO of New Jersey Resources. “This tracking system will provide 20 to 25 percent greater energy output compared to a fixed-tilt racking system. Increasing the renewable energy generated without changing the system footprint provides the opportunity to utilize our properties more efficiently. We will continue to look for new opportunities in the solar market that are consistent with our core energy strategy to create jobs and benefit our customers, company and state.”

NJRCEV has contracted with American Capital Energy, a full-service solar engineering, procurement and construction contractor, to develop the project. Additionally, NJRCEV is working with PJM Interconnection, LLC and the VMEU to serve the wholesale market with the power produced by the solar array.

Investments made by NJRCEV will qualify for a 30-percent federal investment tax credit. In addition, the energy produced will be eligible for Solar Renewable Energy Certificates (SRECs), which can be sold to Load Serving Entities in New Jersey to meet their renewable energy requirements. Additional return on investment will be provided by the sale of electricity to the wholesale market.

The solar array is expected to produce 7.2 million kWh annually, eliminating approximately 4,953 metric tons of carbon equivalent emissions from the atmosphere per year or the equivalent of removing the carbon dioxide emissions produced by approximately 971 cars. According to a study by Rutgers University Bloustein School of Planning and Public Policy on the “Economic

-more-

NJR CLEAN ENERGY VENTURES ANNOUNCES 4.7 MEGAWATT

SOLAR PROJECT IN VINELAND, NJ

Impacts of Energy Infrastructure Investments,” it is estimated that up to 116 jobs will be created as a result of this project. The system is currently expected to be completed and in operation by September 30, 2011.

The Vineland solar installation follows NJRCEV’s announcement of a $60 million, 14.1 megawatt system at McGraw-Hill’s East Windsor, NJ campus. This is in addition to the nearly $36 million that has already been committed to invest in rooftop and ground-mount solar systems in Monmouth and Middlesex counties. Together, these systems will have a generating capacity of 26.3 megawatts.

New Jersey Resources, a Fortune 1000 company, provides reliable and renewable energy and natural gas services including transportation, distribution, and asset management in states from the Gulf Coast to the New England regions, including the Mid-Continent region, the West Coast and Canada, while investing in and maintaining an extensive infrastructure to support future growth. With over $2.5 billion in annual revenues, NJR safely and reliably operates and maintains 6,800 miles of natural gas transportation and distribution infrastructure to serve nearly half a million customers; develops and manages a diverse portfolio of more than 1.6 Bcf/day of transportation capacity and 50 Bcf of storage capacity; offers low carbon, clean energy solutions through its commercial and residential solar programs, and provides appliance installation, repair and contract service to approximately 150,000 homes and businesses. Additionally, NJR holds investments in midstream assets through equity partnerships including Steckman Ridge and Iroquois. Through Conserve to Preserve®, NJR is helping customers save energy and money by promoting conservation and encouraging efficiency. For more information about NJR, visit www.njliving.com.

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